As filed with the Securities and Exchange Commission on January 21, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRATED DEVICE TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2669985
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

2975 Stender Way

Santa Clara, California 95054

(Address of Principal Executive Offices including Zip Code)

Integrated Device Technology, Inc. 2004 Equity Plan

(Full Title of the Plan)

James L. Laufman, Esq. General Counsel Integrated Device Technology, Inc. 2975 Stender Way Santa Clara, California 95054 (408) 727-6116	Copy to: Christopher Kaufman, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $.001 per share (1):
To be issued under the 2004 Equity Plan (the “2004 Plan”)	2,500,000 shares	$10.01	$25,025,000	$2,945.45

(1)	Associated with the IDT common stock are preferred stock purchase rights which will not be exercisable or be evidenced separately from the common stock prior to the occurrence of certain events.

(2)	This registration statement shall also cover any additional shares of common stock which become issuable under the Integrated Device Technology, Inc. 2004 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Integrated Device Technology, Inc. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) registered hereunder based on the average of the high and the low prices for Integrated Device Technology, Inc.’s Common Stock as reported on the Nasdaq National Market System on January 20, 2005.

Proposed sale to take place as soon after the effective date of the Registration Statement as options granted under the 2004 Plan are exercised.

Total Pages 10

Exhibit Index Appears on Page 7

PART I

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2004; (including information specifically incorporated by reference in the Company’s Form 10-K from the Company’s Definitive Proxy Statement for its 2004 Annual Meeting of Stockholders filed with the Commission on July 23, 2004);

(b) The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 27, 2004 and September 26, 2004.

(c) All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the fiscal year covered by the annual report referred to in (a) above; and

(d) The description of the Company’s preferred share purchase rights as set forth in the Company’s Registration Statement on Form 8-A filed December 23, 1998.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company’s certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the extent permitted by the Delaware General Corporation Law. The Company carries policies of insurance which cover the individual directors and officers of the Company for legal liability and which would pay on behalf of the Company for expenses of indemnification of directors and officers. The Company has entered into agreements with certain of its executive officers and directors that require the Company to indemnify

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such officers and directors against certain liabilities which may arise by reason of their status as officers and directors of the Company, including liabilities under the federal securities laws.

Item 8.	Exhibits

See Index to Exhibits on Page 7.

Item 9.	Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,

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unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on January 20, 2005.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Clyde R. Hosein
Clyde R. Hosein, Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Clyde R. Hosein and James L. Laufman, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Gregory S. Lang Gregory S. Lang	Chief Executive Officer, President and Director (Principal Executive Officer)	January 20, 2005

/s/ Clyde R. Hosein Clyde R. Hosein	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	January 20, 2005

/s/ John C. Bolger John C. Bolger	Director	January 20, 2005

/s/ Kenneth Kannappan Kenneth Kannappan	Director	January 20, 2005

/s/ Dave Roberson Dave Roberson	Director	January 20, 2005

/s/ John Schofield John Schofield	Director	January 20, 2005

/s/ Ron Smith Ron Smith	Director	January 20, 2005

Index to Exhibits

4.1.	2004 Equity Plan.*

5.1.	Opinion of Latham & Watkins LLP.

23.1.	Consent of Independent Registered Public Accountants.

23.2.	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1.	Powers of Attorney (included in the signature page hereto).

*	Incorporated by reference as Exhibit 10.25 to the Company’s Quarterly Report on Form 10-Q for the period ended September 26, 2004, filed November 3, 2004 (File No. 0-12695).